Exhibit (a)(62)

PeopleSoft Announces $200 Million Stock Repurchase Program

PLEASANTON, Calif. — January 12, 2004 — PeopleSoft, Inc. (Nasdaq: PSFT) today announced that its Board of Directors has authorized a stock repurchase program for up to $200 million of the Company’s common stock.

About PeopleSoft

PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,000 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

Additional Information

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer. Stockholders should read that document and any amendments thereto because they contain important information. These filings can be obtained without charge at www.sec.gov and at www.peoplesoft.com.

Forward-Looking Statements

This press release may contain forward-looking statements, which reflect PeopleSoft’s current beliefs based on information currently available to PeopleSoft. These statements are only predictions and actual results may differ materially. For a more detailed discussion of information regarding risks that may affect PeopleSoft generally, see PeopleSoft’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Additional risks relating to Oracle’s tender offer are described in PeopleSoft’s most recent SEC filings. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them.

CONTACTS:
Lori Varlas
Investor Relations
(877) 528-7413
lori_varlas@peoplesoft.com

Steve Swasey
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com